Exhibit 99.2

Extreme Networks

Fourth Quarter 2008 Financial Results Conference Call

July 31, 2008 5:00 p.m. EDT

Operator:	Good afternoon ladies and gentlemen and welcome to the Extreme Networks 2008 Fourth Quarter Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by 0.

As a reminder, this conference is being recorded today, Thursday, July 31, 2008.

This afternoon, Extreme Networks issued a press release announcing the company’s financial results for the fourth quarter of 2008. A copy of this release is available at the company’s website at www.extremenetworks.com. This call is being broadcast live over the internet and will be posted on the Extreme Networks website for replay shortly after the conclusion of this call.

The company has asked me to remind you that this conference call contains forward-looking statements that involve risks and uncertainties, including statements regarding acceptance of the company’s newer products in the market and its expectations regarding those products. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand for the company’s products and services; a highly competitive business environment for network switching equipment; the company’s effectiveness in controlling expenses; the possibility that the company might experience delays in the development of new technology and products; customer response to the company’s new technology and products; the timing of any recovery in the global economy risks related to pending or future litigations; and a dependency on third parties for certain components and for the manufacturing of the company’s products.

The company undertakes no obligation to update the forward-looking information on this conference call. More information about potential factors that could affect our business and financial results is included in the company’s filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which is on file with the Securities and Exchange Commission.”

Throughout the conference call, the company will reference both GAAP and non-GAAP financial results. The company has provided a reconciliation table of GAAP to non-GAAP information in the tables that accompany the press release and on its website. Please go to the ‘Investor Relations’ section of the company’s website at www.extremenetworks.com. In addition, all announced results are preliminary and may be subject to change, when the review of the fiscal year is concluded and/or a Form 10-K is filed.

I would now like to turn the call over to Mark Canepa, President and CEO of Extreme Networks. Please go ahead sir.

Mark Canepa:	Thank you, Janie, and thank you all for joining us today. I will discuss some of the highlights of this quarter and the year as a whole, discuss the areas where we continue to make progress, and detail how we continue to position the company for long term success. Then I will turn the call over to Karen for details on this quarter’s financials.

Q4 was a solid quarter, with revenue of $98.3 million. This represents the highest revenue since the second quarter of fiscal 2005; and the highest fourth quarter revenue since Q4 FY02. The fourth quarter is normally a seasonally a strong quarter for Extreme. I believe one of the reasons that made this quarter stronger than normal was the revenue generated by business that had slipped out of Q3 which we were able to close during the 4th quarter.

With FY08 in the history books let me review for you some of the accomplishments we made this past year. Financially we improved revenue by 6%. This was the first Fiscal Year revenue improvement since 2005. Pro-forma net income was up by 5-fold. The early signs that the turnaround is in progress are there.

During the year we expanded our Enterprise product line at both the edge and the core with a special emphasis of expanding toward the edge of the network. Our customers need to build powerful and cost effective, secure, wired and wireless end-to-end Enterprise networks to run business critical applications. They can now turn to Extreme for more of their requirements.

We continued to make significant investments in R&D which are driving a pipeline of new products, with significant emphasis in the metro carrier space. The products we have on the drawing board are designed to allow us to fully participate in this fast growing market.

We expanded the breadth and depth of our relationship with our strategic partners. Growth with them continues to be solid and well above the company average, driven by the creation and delivery of powerful enterprise and carrier solutions. We have created and rolled out a new channel incentive program in EMEA and the Americas. It has been well received. It is helping us cement our relationship with our long time channel partners and it is helping us attract new ones by enabling them to create and deliver specific solutions for their customer’s networks.

We have also helped a number of Carriers and Telecoms build powerful country-wide networks which provide a full range of business and residential Triple-play services.

It is all part of our strategy to create best of breed products, integrate them into solutions to business critical applications through an ecosystem of partnerships and deliver them to our customers in a cost effective manner. By way of an indication of the success, popularity and confidence that customers have in our portfolio, this quarter we shipped our Gb Summit product line to over 1000 customers across 30 different countries.

Let’s now look forward to fiscal 2009. Near term macro economic conditions aside, the networking industry in general and the Ethernet segment in particular we believe will continue to grow. The need for connectivity continues to go up. Requirements for the transport of video will make huge demands for bandwidth. The metro carrier portion of the market has been growing in excess of 20% annually, and is expected to continue to grow 20%-25% over the foreseeable future. The enterprise market for switching alone represents a greater than $15 billion opportunity. Wireless and Security products as well as the support and professional services required by our customers to complete the solution add $billions more. Ethernet continues to be the logical cost effective choice for both Enterprises as well as many carriers to implement their network based solutions.

So, why Extreme Networks? How have we chosen to differentiate ourselves and what does that mean for customers?

Let me give you a specific example focused on Carriers and Telcos. Carriers have the challenge to deliver ever increasing bandwidth capacity at ever decreasing prices. In the past they did this by having three networks: one for Data, one for Voice and one for Video. Today they face the challenge of having to deliver these services over one network. The traditional way to do this – Sonet, MPLS, Routers, Layer 3, etc – is just too expensive. We have uniquely focused on building the most scalable, reliable and available Layer 2 networks, which employ technologies like vMANs, VPLS and PBT. Far more cost effective ways to achieve the results our customers need. T2 of Slovenia, for example, has wired dual gigabit fibers to 1/3rd of the homes in the country and routinely delivers multiple HD TV channels, voice over IP, and Data services for just a few Euros per month. Unique differentiation Extreme Networks was best able to deliver. We fully intend to lead in this transformation in this very high growth part of the market.

Let me give you another example focused on the Data Center. The events which transpired last week make it clear that the Data Center, which for years used both Ethernet as well as Fibre Channel for their network requirements, is transitioning toward Ethernet as the logical choice for connectivity and data transport. For many years designers of Data Centers faced the dilemma of either using expensive Fibre Channel products to connect servers with storage which were difficult to scale and had significant interoperability issues, or use Ethernet based solutions which were not designed with the Data Center in mind.

With the advent of 10Gb the cost effectiveness, scalability and standards compliance of Ethernet coupled with its tremendous flexibility to support multiple Data Center protocols like fibre channel over Ethernet, iSCSI, NFS, CIFS, now allows the Data Center to unify its connectivity architecture. At Extreme we have understood this trend and have been working on powerful solutions.

For example, in April, we announced the Summit X650 a leading 10Gb fixed configuration switch which dramatically changes the scalability and cost structure of delivering “top-of-rack” data center, compute grid and storage connectivity solutions. Capable of layer 2-4 networking and designed to be ready for both 40 and 100Gb uplinks, this product family leads the way for the transformation of the Data Center to 10Gb bandwidth requirements. In addition the X650 is fully “stackable” with the rest of the product line. This unique feature allows us to create the Reliability and Availability of Chassis based products at a fraction of the cost, size and power. All Data Center features that our data center customers really like. We fully intend to lead in this high growth portion of the Ethernet market.

In the Metro Carrier vertical we continue to provide highly scalable leading edge Layer 2 solutions which enable our customers to deploy sophisticated triple play solutions to consumers and business customers. Whether it is a large vMAN or VPLS implementation, or whether a carrier is considering the standards around the new PBT protocols and technologies, we have the products to help our carrier customer deploy leading edge, cost effective solutions.

For example T-Com of Croatia continues to build its next-generation network that delivers both business services and residential “Triple Play” services across an Ethernet network. The network is built using Extreme’s carrier class and MEF-certified BlackDiamond Metro core switching platform.

WIND Aziende, an innovative telecom carrier and longstanding Extreme customer, uses our BlackDiamond and Summit switching solutions to deliver triple play services and high-speed data services to businesses throughout the country.

Our Enterprise customers require converged networks which are cost effective to purchase and operate while able to scale to meet their business needs.

For example, we continue the network build-out for ENEL SPA - Italy’s largest power company and Europe’s second-largest utility for installed energy capacity. Extreme was selected to serve their data center and convergence needs, along with one of our strategic alliance partner, Nokia Siemens Networks.

School Districts rely upon Extreme and our proven ability to build large, distributed networks that support converged, high bandwidth applications. The Baltimore Public School District of Maryland, the Boulder Valley School District in Colorado and Clark County School District of Nevada represent significant wins where Extreme is providing networks to support tens of thousands of K-12 students and staff across hundreds of facilities.

During the quarter we extended our relationship with technology leader VMWare around the globe by assisting them to build extensive networks including a Metro Ethernet ring with our scalable BlackDiamond 12K switches, in addition to supporting their LAN needs for converged enterprise solutions within their development and test laboratories.

We worked with the Hospital Authority-Hong Kong. This is a fully automated healthcare delivery network comprised of 43 hospitals within 7 regions that manages all of its essential clinical and business applications on Extreme’s networking solutions. They experience five 9’s in network availability for their 54,000 users who access their medical applications on a daily basis.

The largest energy and petrochemical company in Korea, SK Corporation, has migrated from a Cisco to an Extreme network infrastructure to serve mission-critical and performance-sensitive applications throughout their enterprise. They have deployed our BlackDiamond 8800 and Summit X450 products extensively and are benefiting from the lower cost of ownership of our solution and the reduced operational complexity.

With that, I’ll turn the call over to Karen for additional financial details.

Karen Rogge:	Thanks Mark, and thank you all for joining us this afternoon.

We’re generally pleased with our performance this quarter, as we continue to deliver improving financial results. Overall, the results demonstrated solid progress in revenue, gross margin and net income compared to the year ago quarter.

The company has performed well on its operational goals to increase revenue growth and optimize the cost structure. In the area of revenue growth, our strategic alliances have continued to grow at better than twice the company’s average growth rate and our expanded line of new stackable products aimed at the enterprise market continues to gain solid customer adoption. We are continuing to progress in our efforts to optimize the cost model and gain efficiencies by transitioning manufacturing to Asia and leveraging the distribution channel for greater sales efficiencies.

Now, let’s turn to the financial results. Total revenue for the 4th quarter was $98.3 million, which represents a 13% increase from the year-ago quarter and resulted in a 6% increase for the fiscal year. Typically Q4 is a seasonally strong quarter, and we believe this quarter’s results were strengthened by the transactions we’d anticipated to close in Q3 which closed in Q4. In addition, this quarter we realized $2.8M of product revenue which had been deferred from prior quarters. Nonetheless, revenue for Q4 was the highest since the second quarter of fiscal 2005.

Product revenue at $83.4 million increased 16% from the year ago quarter, with increases across all of our geographies. Our product book-to-bill ratio was above 1 for the quarter as we generated solid revenue results while also building backlog. For the fiscal year, product revenues grew 8%.

Service revenue at $15 million, declined 1.8% from the year ago quarter as expected. The decline in service revenue is primarily due to the increased mix of newer stackable switch products with lower attach rates for service maintenance contracts.

Looking at the markets we address, the percent of enterprise to service provider sales for the quarter was 72 percent and 28 percent respectively, in line with our 75 /25 historical pattern.

Our new products released in the past 24 months have continued to gain customer acceptance and contributed above 45% of the company’s revenue for the quarter. The ratio of stackable and modular product sales was 61% and 39%, respectively, which is comparable to the March quarter.

Looking at revenues by geography for the quarter:

North America’s revenue, which includes the U.S., Canada and Central America, was $45.1 million, an increase of 9% from the year-ago quarter. We’re pleased with the strength we’ve seen in the America’s as the demand for our stackable products in particular continues to grow. For the quarter, product sales in the Americas increased 11%; and service revenue increased slightly in comparison to the year ago quarter.

Revenue in EMEA, which includes Europe, the Middle East, Africa, and South America, was $38.8 million, which is a 16% increase over the year-ago-quarter. Product sales in EMEA were up 18% and service revenue increased slightly compared to the year ago quarter.

Revenue in Asia-Pacific, which includes Japan, was $14.4 million, which is up 18% from the year-ago quarter.

I will turn now to non-GAAP results, which excludes the effect of stock-based compensation, adjustments for prior restructuring events and charges related to the special investigation into historical stock option grants. Note that we have included, in our press release, a reconciliation of GAAP to non-GAAP financials.

As a percentage of revenue, total non-GAAP gross [margin] was 57.3%, an increase of 2.3 percentage points from the year-ago quarter.

Product non-GAAP gross margin as a percent of revenue increased 2.9 percentage points to 59.5% from the year-ago quarter. The increase in product gross margin was primarily the result improved discipline in the supply chain management resulting in lower excess and obsolesence costs and continued improvement in product quality resulting in lower warranty and repair costs partially offset by product mix. Service Non-GAAP gross margin at 45.2% of revenue declined 2.6 percentage points compared to the year-ago quarter primarily due to a decrease in revenue.

Our non-GAAP operating expenses were $54.3 million, an increase of $5.1 million from the year ago quarter and down slightly as a percent of revenue. Excluding litigation charges of $4.4 million in 4th quarter and $1.3 million in the year ago quarter, total operating expenses improved 4.3 percentage points from the year ago quarter. Sales and Marketing expenses trended up for the quarter due to increased commissions on higher sales volume and employee related charges.

Other income was $1.8 million and primarily includes interest on our investment portfolio.

Turning to the bottom line, non-GAAP net income was $3.0 million or $0.03 per diluted share, which compares to non-GAAP net income of $0.3 million or $0.00 per diluted share in the year-ago quarter. For the 2008 fiscal year, the diluted earnings per share at $0.12, is a 4-fold increase from the prior year’s results of $0.03 per share.

Total shares outstanding were 116.3 million.

Turning to the balance sheet:

During the quarter, we reclassified our balance sheet presentation of various accounts related to sales to distributors. This is a reclassification of information previously disclosed in our regulatory filings and does not have any impact on revenue recognition. Our prior period balance sheets have been reclassified to conform to our current presentation and are included in today’s press release. All balance sheet comparison’s referred to in today’s discussion are with reference to the reclassified balance sheets.

Total cash, cash equivalents, and investments are $225.7 million, which is down $5.4 million from the prior quarter and includes an impairment of our student loan auction rate securities of $2.5 million. At the end of the 4th quarter, given the continued uncertainty in the market related to these investments, we determined that it was appropriate to record a temporary impairment charge against the auction investments through equity. All of our auction rate securities continue to be AAA/Aaa-rated and collateralized by student loans primarily guaranteed by the U.S. government

We generated cash flow from operations of $1.1 million for the period, which is down from the prior quarter primarily due to the increase in accounts receivable related to the timing of shipments in the quarter.

Accounts receivable was $64.4 million, which compares to $48.7 million in the prior quarter. Days Sales Outstanding were 59 days, and increase of 6 days compared to the March quarter.

Deferred product revenue was $1.2 million, compared to $4.0 million in the March quarter and is included in deferred revenue, net in the balance sheet. Deferred service revenue, which includes maintenance contracts, professional services and training, was $39.5 million, which compares to $39.3 million at the end of March.

Deferred revenue, net of deferred cost of sales to distributors was $14.1 million compared to $13.0 million at the end of March.

Total full time regular employees were 861.

We are continuing our practice of not providing guidance. However, we note that the 3rd and 4th quarter revenues were volatile and we believe neither quarter is necessarily predicative of near term results.

With that, I will now turn it back over to Mark.

Mark Canepa:	Great. Thank you, Karen. Janie, we’re ready to take questions.

Operator:	Thank you so much. Ladies and gentlemen, at this time we will begin the question-and-answer session. If you have a question, please press the star followed by one on your touch-tone phone. If you’d like to withdraw your question, press the star followed by two. If you’re using speaker equipment, you will need to lift the handset before making your selection. One moment, please, for our first question. Our first question is from Subu Subrahmanyan with Sanders Morris.

Mark Canepa:	Hey, Subu? How are you doing?

Subu Subrahmanyan:	Doing well, Mark. How are you?

Mark Canepa:	Doing well.

Subu Subrahmanyan:	Two questions, actually. One on operating expenses, a pretty significant sequential increase. If you could talk about what you expect on the litigation expense side, what level it will continue and what kind of OpEx range in general we should expect.

And then the second one, more of a big picture question, have you tried to quantify how much of the revenue that came into this quarter was pushed out from last quarter? And I know you’re not providing specific guidance, but there seem to be multiple factors which led to almost a 20% sequential increase, so how should we think about September?

Mark Canepa:	Yes.

Karen Rogge:	If I could go ahead and take those questions, Subu. In terms of OpEx, yes, OpEx trend is up for the quarter. And we mentioned last quarter, we had indicated that we expected our litigations to trend up for this quarter. And looking forward, we would expect the fair amount of our litigation to have finished with related to our IP activity at the moment.

In terms of OpEx going forward, what I would refer you to is to take a look at the models that we put out in May. So our long-term models relating to operating expenses and take a look at those as you build your model going forward. What was the last question you had?

Subu Subrahmanyan:	Big picture, Q3 to Q4?

Mark Canepa:	Well, the Q3 to Q4, if you could quantify what kind of revenues?

Subu Subrahmanyan:	Yes, I mean, take that into—?

Mark Canepa:	You know, that’s really hard to do. We do know that, as we talked about last time, the hockey stick kind of flattened out at the very end and in the last week and a half of the quarter. We certainly saw a fairly healthy start to the quarter. It’s tough to know how much of that was business that had slipped versus other kinds of business. Those things are almost impossible to completely figure out, but we did have a pretty healthy start to the quarter.

We then had what a number of companies reported, a bit of a trough during the month of May, and then we had a very, very strong finish during the last month of the year. You know, beyond that, and we didn’t see any core, you know, the hockey stick behaved about the way we would have expected it to behave in the last several weeks of Q4. Beyond that, it’s tough for us to really understand quantitatively what the elements are.

Subu Subrahmanyan:	Just macro environment-wise, any commentary you want to provide us kind of given all the concerns out there, kind of what you’re seeing from customer spend perspective?

Mark Canepa:	Well, you know, it’s certainly, there are headwinds out there. There’s, customers are being precious with their dollars. You know, that said, they do have projects that they need to do, and when they do need to do those projects judiciously, they do go purchase equipment. The important part we always find is to be close to the customers, understand their projects, be competitive, provide them high value, and at the end, that’s how you win their business.

Subu Subrahmanyan:	Got it. Thank you.

Operator:	Thank you. Our next question is from Samuel Wilson with JMP Securities.

Mark Canepa:	Hey, Sam.

Samuel Wilson:	Good afternoon. A couple of questions for you, and they’re a little eclectic, so I apologize upfront. And I’ll just sort of ask them one at a time and try to make your life easier instead of scribbling them all down. Several times you referenced the second quarter of fiscal ‘05 and this is comparable revenue to what you produced this quarter. Very accurately, you know, in fiscal ‘05, you had 7.5% in operating margins. And this quarter, you produced 2% in operating margins. Can you just rectify the difference as you see it in how you produced much better operating margins in the past?

Mark Canepa:	Sure. So the quarter in fiscal ‘05, the December quarter, was actually a little bit higher. We said since the fiscal quarter of 2005. And you know, this quarter, I didn’t go back and look at all of the ins and outs of what happened, what was happening in that quarter in fiscal ‘05. Certainly, we were gearing up for growth. Being this is Q4, a lot of the end-of-year sales commissions were part of some of the cost structure. Our litigation in Q4 by itself represented several cents per share and several points of operating margin. So that was a huge part of the equation.

And we’re also probably in a somewhat larger product pipeline and development cycle than perhaps we were in December of 2005.

Samuel Wilson:	Got it. As sort of a follow-up to that, you added 32 employees, if my calculations are correct, quarter on quarter. Can you just sort of give us a sense of where you’re adding employees vis a vis your stated objective to keep a tight lid on expenses here?

Mark Canepa:	Yes, absolutely. So the primary drivers: one is we, and we talked about this thing last quarter, was we made the decision to in-source our distribution center, which previously we were paying an outside entity to do. So while that showed up in some increase in headcount, it was headcount of people who package and move information, and move product around. So that was a decision that in fact helped us save a bunch of money within the company.

Everything else is just a little bit, you know, a little bit here, a little bit there. Obviously, we continue to invest in sales. We continue to invest in engineering. We want to make sure that we’re prepared for when the macroeconomic environment gets more favorable, that we’re there with the right products and the right salespeople and the right ability to ship.

Samuel Wilson:	Great. Mark, just I want to ask just two more questions here. What did better than expected for you in the quarter?

Mark Canepa:	You know, the behavior of better than expectations was pretty widespread. Geographically, it was a pretty balanced performance. Asia rebounded from Q3. That said, I think we still have a fair amount of work to do in Asia. Last time I talked to you, we said we have got a new Vice President of Sales for the Asia-Pacific and Japan region, and so we’re doing a bunch of retooling and changes there to position ourselves for it.

But what I thought went really well is our continued product update during the last quarter. As I talked about, we continued our product introduction cycle. We introduced a very powerful 10-gigabit switching platform which we have really high hopes for. Certainly we were pleased that the hockey stick towards the end of the quarter didn’t dissipate, so we felt pretty good that we had good command of the business that was out there and we were able to harvest it.

Samuel Wilson:	And then just Karen, one question for you. Can you just, so everybody on the call’s on the same wavelength, can you just run through the long-term operating model so that there’s no disconnect?

Karen Rogge:	So, in our conference in May, as we talked about the long-term operating model for the next two fiscal years, we gave a range of gross margins in the range of 58 to 59, R&D expenses in the range of 16 to 17, sales and marketing expense in the range of 25 to 26, G&A at 8, for total operating expenses in the range of 49 to 51, and an operating margin target of 8% to 9%.

Samuel Wilson:	Perfect. Thank you so much, Karen.

Mark Canepa:	Yes, and remember that that’s the, you know, to point out there a bit, we’re going to be getting there in stages.

Samuel Wilson:	Definitely. Thank you very much.

Mark Canepa:	Thanks, Sam.

Operator:	Thank you. Our next question is from Manny Recarey with Kaufman Brothers.

Mark Canepa:	Hey, Manny.

Manny Recarey:	Hi, Mark. Hi, Karen. How are you guys doing? Congratulations.

Karen Rogge:	Hi. Thank you.

Manny Recarey:	Congratulations on a good quarter there. The, you know, you had spoke about at the end of the quarter that it was strong and there was momentum towards the end of it. Has that momentum continued with the kind of the uncertainty in the economy, is it going to creep back into, at least the markets? Have you seen any back that you did, let’s say, somewhat to the end of the March quarter?

Mark Canepa:	You know, it really is too early to tell. I mean, we’re just a few weeks into Q1. Q1 tends to be a, you know, Europe tends to kind of go on vacation about this time of year and so on. So it’s really, it’s really too early to tell about making any kind of expectation of what might or might not be happening this quarter.

Manny Recarey:	Okay. Can you talk about in the June quarter, were there any particular verticals that were strong and now, you know, you’re focusing on what, I think, the four specific verticals mostly?

Mark Canepa:	Yes. I mean, we haven’t torn all of the data apart. You know, it takes a little while to go dig through all of that. As Karen mentioned, our carrier business was at 28%, which is pretty good. We continue to have some good successes with a number of carrier customers. There’s a number of Eastern European customers that have been buying from us quite steadily. They’re doing some new network rollouts, you know, companies like T2 in Slovenia that I mentioned, T-Com in Croatia, Slovak Telecom. They’re out there putting modern generation triple play networks out there, and they’re continuing their ongoing rollout. So we feel pretty good that our product line, our carrier product line, is solving some real problems for a lot of customers out there.

Manny Recarey:	Okay, and then one last question. Is the new US channel program that you’ve implemented, it’s been, I think, about a quarter, maybe just a little bit more. I mean, is that tracking to expectations? Any color around that that you can give us, please?

Mark Canepa:	Yes, it’s definitely tracking to expectations, where we have certainly signed up the partners that have been longstanding partners with us. They really like the program. It’s also helped us attract a number of new partners. So in general, I feel very good about it. We look at it on an ongoing basis, and right now it seems to be doing what it’s supposed to.

Manny Recarey:	Okay, thanks.

Mark Canepa:	Thank you.

Operator:	Thank you. Ladies and gentlemen, if there are any additional questions, please press the star followed by one at this time. As a reminder, if you’re using speaker equipment, you’ll need to lift the handset before making your selection. Our next question is from Rohit Chopra with Wedbush Morgan. Please go ahead.

Rohit Chopra:	Hey, guys. Good quarter. Karen, you mentioned you were still optimizing the operating model. Where do you think you are in that cycle?

Karen Rogge:	Well, in terms of operating, optimizing the cost model, this is kind of like peeling the onion, so we continue to look for opportunities. I would say we’re still in progress.

Rohit Chopra:	Okay. Can you give us a sense of the Avaya relationship? Is that bearing any fruit yet with the new product?

Mark Canepa:	Well, our relationship with Avaya has been going on for a long time. It’s been bearing fruit for years, and the overall relationship, in spite of whatever management changes and so on that have been going on at Avaya, continues to be strong. Our relationship in revenue through the Avaya and the Avaya business partner channel continues to increase, and continues to increase at a pretty good clip. The fact that they’ve adopted a lot of our products as their Cajun line has kind of come to the, you know, to the end of their life, is still on there. I routinely speak with a lot of their business partners. They’re pretty excited. They like our product, they like the linkage between our switches and the Avaya-based applications. So right now, obviously, we continue to look at it carefully, but so far, I am pleased with how the relationship continues to go.

Rohit Chopra:	Okay. And then it was really nice to see that you closed some deals that did slip, but do you think there were any that slipped from this quarter? Or are they now sort of closing?

Mark Canepa:	Well, you know, it’s always tough. It’s always tough to tell. You know, when you pore through the data, the stuff isn’t that easy to ferret out. I am sure that there were some deals that slipped out of Q3 and probably also slipped out of Q4. You know, that’s the nature of the ongoing pipeline for customers. Lots of customers out there, thousands of them, and they change their minds and they pull things in and they push things out on a, pretty much on a daily basis. So in aggregate, we felt that a fair amount of the business that slipped out of Q3, we captured some of it during the course of the quarter. And that’s about as detailed as we have the information.

Rohit Chopra:	Okay.

Mark Canepa:	With that, I think we’ve got time for one more question.

Operator:	Thank you. Our next question is from Tim Long with Bank of America.

Mark Canepa:	Hey, Tim.

Scott Thompson:	Good afternoon. This is actually Scott Thompson for Tim. So I’ve got two quick questions. First of all, I want to touch on the auction rates. What should we expect in the coming quarter, coming couple of quarters, what’s the going-forward plan on that?

And then secondly, back to the Avaya channel. Are we seeing any competition through that channel from other gear manufacturers?

Karen Rogge:	Well, in terms of the auction rate securities mess, and it’s been quite topical in the press since about February of this year, and last quarter, we, in looking at the auction rate securities, we did reclassify them into a long-term investment. This quarter, in looking at what’s going on with the market, we decided to take a temporary impairment, and we’ll continue to – all on the balance sheet, all equity related – and we’ll continue to monitor the situation going forward and track it relative to the market. But again, I want to remind you that these securities are all AAA-rated and backed by the government. And with that, I’ll turn it over to Mark for the second question.

Mark Canepa:	Yes, regarding Avaya, when say “other,” I’m sure you mean Juniper, so we certainly continue to have a strong relationship, as I said, with Avaya. Things seem to be going along pretty good. I talked in my remarks about how we’ve shipped to 1,000, just our gigabit product line, to 1,000 different customers in 30 countries. That’s a lot of product to a lot of customers.

You know, is there noise in the system, you know, with Juniper’s couple of product announcements? Certainly there’s noise in the system. Our partners, you know, the partners figured out that we’ve got about 20 or 30 products in this space where Juniper has got a couple, where our products have been there for years and years, where Extreme XOS is on its twelfth release, and so on and so forth. Yes, customers get that. They see the scalability and the reliability, the proven success, and track record that we have, and so things are continuing pretty normally.

You know, we watch it carefully. That’s one of the reasons we’ve been proactive with our channel incentive program. We want to make sure our partners really get and understand the value proposition that we provide to them, and we’re always going to be on the lookout.

Scott Thompson:	Okay. That’s helpful. Thank you.

Mark Canepa:	Okay. So thank you all for joining us this afternoon. I want to thank our employees for their hard work this past fiscal year. It’s their dedication that has allowed us to show revenue and income growth this year. We’re getting better operationally. We continue to enhance our competitive position and position the company for long-term success. And I look forward to speaking with you all again at our next conference call. Thank you.

Operator:	Thank you, sir. Ladies and gentlemen, this concludes the Extreme Networks 2008 fourth quarter conference call. If you’d like to listen to a replay of today’s conference, please dial 1-800-405-2236, or internationally at 303-590-3000 with access number 11116516 followed by the pound sign. Once again, if you’d like to listen to a replay of today’s conference, please dial 1-800-405-2236, or 303-590-3000 with access number 11116516 followed by the pound sign. We’d like to thank you so much for your participation and wish you a pleasant day. You may now disconnect.